       1                                  Exhibit 99.1

July 20, 2004                                      Steven F. Nicola
                                                   CFO, Secretary & Treasurer
                                                   412-442-8262

                   MATTHEWS INTERNATIONAL ANNOUNCES
         THIRD QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JULY 20, 2004 - Matthews International Corporation (NASDAQ
NNM: MATW) today announced earnings for the third fiscal quarter ended June 30, 2004. Net income for the quarter was $14,380,000 versus $12,289,000 for the same quarter last year.

Earnings per share for the third quarter of fiscal 2004 were $0.44 compared to $0.38 a year ago, an increase of 15.8 percent. Sales in the quarter increased 3.9 percent to $120,635,000 versus $116,145,000 in the third quarter of fiscal 2003.

Net income for the nine months ended June 30, 2004 was $39,564,000 versus $33,174,000 for the nine months ended June 30, 2003. Earnings per share for the first nine months of fiscal 2004 increased 17.5 percent to $1.21 compared to $1.03 for the same period a year ago. Sales for the nine months ended June 30, 2004 increased 6.4 percent to $362,524,000 versus $340,799,000 for the first nine months of fiscal 2003.

In discussing the financial results for the quarter and year-to-date, David
M. Kelly, Chairman and Chief Executive Officer, stated:

"We were pleasantly surprised with the Company's results during the third quarter. Despite the significant rise in bronze and steel costs, we were still able to achieve our original objectives for earnings growth over the prior year. Our programs for productivity improvements in the York Casket segment have allowed us to absorb the impact of rising steel costs and still report improvement in the segment's operating margins over the prior year. In addition, our recent initiatives in the Bronze segment have helped mitigate some of the bronze cost increases.




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Matthews International Corporation          2 of 3              July 20, 2004

We continued to see solid demand for our marking products during the quarter and sales in our European graphics businesses increased over the prior year. In addition, changes in foreign currency exchange rates and the acquisition of a European graphics company in the fourth quarter of fiscal 2003 also contributed to the sales and earnings improvement."

Mr. Kelly further stated that, "Due to the continued high cost of metals, we remain concerned with our ability to achieve original budgeted objectives for the fourth quarter of fiscal 2004. However, based on the level of reported earnings year-to-date and with the recent acquisition of Cloverleaf Group, we expect to achieve our initial earnings target of $1.58 per share for fiscal 2004."

The Board of Directors of Matthews International Corporation at its regularly scheduled meeting today also declared a dividend of $0.04 per share on the Company's common stock for the quarter ended June 30, 2004. The dividend is payable August 13, 2004 to stockholders of record July 30, 2004.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer of memorialization products, caskets and cremation equipment for the cemetery and funeral home industries; merchandising solutions; and custom made products which are used to identify people, places, products and events. The Company's products and services include cast bronze memorials and other memorialization products; caskets; merchandising display systems; marketing and design services; cast and etched architectural products; cremators and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products, components and containers.



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Matthews International Corporation      3 of 3                  July 20, 2004


                 MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (Unaudited)
                          (In Thousands, except Share Data)

                             Three Months Ended           Nine Months Ended
                             -------------------          ------------------
                             6/30/04     6/30/03          6/30/04    6/30/03
                             -------     -------          -------    -------
Sales                       $120,635    $116,145        $362,524    $340,799
Operating Profit              25,212      21,573          69,231      58,885
Income before Taxes           23,498      20,086          64,648      54,211
Income Taxes                   9,118       7,797          25,084      21,037
Net Income                   $14,380     $12,289         $39,564      33,174
Earnings per Share             $0.44       $0.38           $1.21       $1.03
Weighted Average Shares   32,718,676  32,342,823      32,659,505  32,188,608

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company's control.